Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

news		FOR IMMEDIATE RELEASE
Contacts
	INVESTORS	Tom White 423-294-8996
	MEDIA	Kelly Spencer 423-294-4508

Unum Group Announces Increase to Maximum Tender Amount

CHATTANOOGA, Tenn. (Sept. 4, 2019) – Unum Group (NYSE: UNM) (the “Company”) announced today that it has increased the aggregate liquidation or principal amount of the 7.405% Capital Securities due March 15, 2038 (the “Capital Securities”), issued by Provident Financing Trust I, a wholly-owned subsidiary of the Company, the aggregate principal amount of the Company’s 7.19% Senior Notes due February 1, 2028 (the “7.19% Notes”), the aggregate principal amount of the Company’s 7.25% Senior Notes due March 15, 2028 (the “7.25% Notes”), the aggregate principal amount of the Company’s 6.75% Senior Notes due December 15, 2028 (the “6.75% Notes”), and the aggregate principal amount of the Company’s 3.00% Senior Notes due May 15, 2021 (the “3.00% Notes”, and together with the 7.19% Notes, the 7.25% Notes and the 6.75% Notes, the “Notes” and the Notes, together with the Capital Securities, collectively, the “Securities”, and each a “series” of Securities) that the Company can purchase under its previously announced cash tender offer (the “Offer”) from (i) a combined aggregate purchase price of up to $300,000,000 to (ii) a combined aggregate purchase price of up to $450,000,000 (excluding accrued and unpaid distributions and interest up to, but not including, the applicable settlement date and excluding fees and expenses related to the Offer) (the “Maximum Tender Amount”), subject to the Capped Securities Purchase Limit set forth in the Offer to Purchase, dated September 4, 2019 (as amended or supplemented from time to time, the “Offer to Purchase”).

Information Relating to the Offer

HSBC Securities (USA) Inc., BofA Merrill Lynch, Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC are acting as the joint dealer managers for the Offer. The information agent and tender agent for the Offer is D.F. King & Co., Inc. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting D.F. King & Co., Inc. at (866) 796-6867 (toll-free) or (212) 269-5550 (banks and brokers). Questions regarding the Offer should be directed to HSBC Securities (USA) Inc., at (212) 525-5552 (collect), (866) HSBC-4LM (toll-free) or + 011 44 (0) 20 7992 6237 (Europe), BofA Merrill Lynch at (980) 386-6026 (collect) or (888) 292-0070 (toll-free), Goldman Sachs & Co. LLC at (212) 357-1452 (collect) or (800) 828-3182 (toll-free) or Wells Fargo Securities, LLC, at (704) 410-4756 (collect) or (866) 309-6316 (toll-free).

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom and the leading provider of disability income protection in the world. Its primary businesses are Unum US, Colonial Life, Unum UK, and Unum Poland. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.6 billion in 2018, and provided $7.2 billion in benefits.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, twitter.com/unumnews and www.linkedin.com/company/unum

SAFE HARBOR STATEMENT

Certain information in this news release constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about the use of proceeds, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (4) changes in or interpretations of laws and regulations, including tax laws and regulations; (5) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (7) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) changes in our financial strength and credit ratings; (10) our ability to execute on our technology systems upgrades or replacements; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) changes in accounting standards, practices, or policies; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (17) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2018 and our subsequently filed quarterly reports on Form 10-Q. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.